Exhibit 99.1

LEVI	1155 Battery Street, San Francisco, CA 94111
STRAUSS
& CO.	CONFIDENTIAL
NEWS		Media Contact:	Cathy Chuplis
For Immediate Release			Levi Strauss & Co.
(415) 501-3789

Levi Strauss & Co. Names Miriam L. Haas to its Board of Directors

SAN FRANCISCO (July 2, 2004) — Levi Strauss & Co. (LS&CO.) yesterday elected Miriam (Mimi) L. Haas, president of the Miriam and Peter Haas Fund, to its board of directors, effective immediately. Mrs. Haas is succeeding her husband, Peter Haas, Sr., 85, who is stepping down as chairman emeritus of the board of directors after 56 years of service. He will remain a trustee on the company’s voting trust.

“Peter has been a vital member of the board of directors since 1948,” said LS&CO.’s chairman Bob Haas. “His commitment to the company’s values and passion for our products and people have inspired all of us on the board. I look forward to continuing to draw upon his experience and insights as a member of the company’s voting trust.

“I am also pleased to welcome Mimi as our newest board member,” Haas continued. “She is a dedicated advocate for public service and the arts. Considering our company’s long-standing commitment to corporate citizenship and community involvement, Mimi’s civic mindedness makes her a positive addition to our board.”

Mrs. Haas has served as president of the Miriam and Peter Haas Fund since 1981. The fund supports activities that provide San Francisco’s young, low-income children and their families with access to high-quality early childhood programs. It also helps fund the arts, public policy programs, and health and human services. In 2003, the fund awarded $10.1 million in grants.

Mrs. Haas also is a trustee and a member of the finance and executive committees at both the San Francisco and the New York Museums of Modern Art.

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LS&CO. Board/Add One

July 1, 2004

“I am delighted to join Levi Strauss & Co.’s board of directors,” Mrs. Haas said. “This is a remarkable company with an unparalleled 151-year history. I am keenly interested in doing whatever I can to help build upon the company’s legacy.”

A strong proponent of public service since receiving a degree in political science from George Washington University, Mrs. Haas is a member of the Advisory Board of the Haas Center for Public Service at Stanford University. She also participates on the Board of Visitors at the Terry Sanford Institute of Public Policy at Duke University and as a member of the Council on Foreign Relations.

Peter Haas, Sr. joined the family business in 1945 and has served on LS&CO.’s board of directors since 1948. Beginning in the late 1950s, Peter and his brother, Walter Haas, Jr., managed the company together, sharing responsibilities and exchanging titles. In 1958, Peter became executive vice president and Walter, Jr. became president. Peter served as president of Levi Strauss & Co. from 1970 to 1981, while Walter was chairman of the board. In 1976, Peter became president and chief executive officer, and from 1981 until 1989 he was chairman of the board. From 1989 until today, Peter was chairman of the company’s executive committee, and, more recently, chairman emeritus of the board. He has been a trustee of LS&CO.’s voting trust since its inception in 1996.

The voting trust members are Peter Haas, Sr., Peter Haas, Jr., Bob Haas and F. Warren Hellman. The voting trust has the exclusive ability to elect and remove directors, amend the by-laws and take certain other actions which would normally be within the power of the stockholders.

Levi Strauss & Co. (LS&CO.) is one of the world’s largest brand-name apparel marketers with 2003 sales of $4.1 billion. The company manufactures and markets branded jeans and casual sportswear under the Levi’s®, Dockers® and Levi Strauss Signature™ brands.

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